Exhibit 10.4(b)

SECOND AMENDMENT TO LETTER OF CREDIT AGREEMENT

This Second Amendment to Letter of Credit Agreement (this “Amendment”) made effective as of July 1, 2012, (the “Effective Date”), is between BANK OF AMERICA, N.A., a national banking association (“Bank”) and WCI COMMUNITIES, LLC, a Delaware limited liability company (“WCI”).

Factual Background

Bank and WCI entered into a certain Letter of Credit Agreement dated as of January 19, 2010 (the “Agreement”) evidencing and securing a letter of credit facility (the “Facility”).  Bank owns a security interest in a certain “Deposit Account” as described and defined in Paragraph 5 of the Letter of Credit Agreement and in the Amended and Restated Assignment of Deposit Account for Cash Secured Letters of Credit dated as of January 19, 2010, amended by that certain First Amendment to Letter of Credit Agreement made effective November 21, 2011 (as may be further amended, the “Security Agreement”) (collectively, the “Facility Documents”).  Bank and WCI wish to make amendments on the terms and subject to the conditions of this Amendment.

Amendment

1.                                      Terminology.  Capitalized terms used in this Amendment shall have the same meanings as in the Agreement and the Security Agreement unless a different meaning is required by the context hereof.

2.                                      Amendments

2.1                               Paragraph 1(a) of the Agreement is amended and restated as follows:

During the Availability Period described below, Bank will provide Letters of Credit (defined below) for WCI’s account for WCI or an affiliate of WCI as account parties.  The amount available for the Letters of Credit shall not exceed $5,750,000.00.

2.2                               The third sentence of Paragraph 1(b) of the Agreement is amended and restated as follows:

Subject to the terms and conditions herein, from time to time during the Availability Period, Bank will, at WCI’s request, increase, renew or extend Existing Letters of Credit and issue, increase, renew or extend new Letters of Credit (“New L/Cs”) for WCI’s account for WCI or its affiliates as account parties; provided, however, that at no time shall the Outstanding Account (defined below) of all Letters of Credit.

2.2                               The second sentence of Paragraph 1(e) is amended and restated as follows:

(e)                                  The Letter of Credit Fee shall be the rate per annum equal to 0.75%.

2.3                               The first sentence of Paragraph 1(f) is amended and restated as follows:

(e)                                  WCI agrees to pay Bank a non-refundable unused fee (the “Unused Fee”) of one-quarter of one percent (0.25%) calculated based on the actual daily amount in which the Commitment exceeds the Outstanding Amount of all Letters of Credit.

2.4                               Section 7 of the Agreement is hereby deleted in its entirety and replaced with the following:

“7.                                Intentionally Left Blank.”

3.                                      Conditions of Effectiveness.  Notwithstanding its execution by all parties, this Amendment shall not become effective as a binding agreement unless and until the following conditions have been satisfied:

3.1                               Execution.  Bank shall have received a fully executed copy of this Amendment.

3.2                               No Defaults.  WCI shall be in full compliance with all of its covenants and agreements under the Facility Documents and there shall be no Event of Default under the Facility Documents or event which, following notice and/or the expiration of any applicable cure period without a cure, would constitute an Event of Default.

4.                                      WCI’s Representations and Warranties.  WCI hereby acknowledges, represents, warrants, and agrees as follows:

4.1.                            The Factual Background set forth above is true and accurate.

4.2                               All documents and other information requested by Bank from WCI as a condition to entering into this Amendment are true, complete, and accurate in all respects.

4.3                               WCI has no claims, defenses, counterclaims, or rights of offset against Bank or its agents arising out of or in any way connected with the Facility or any Letters of Credit outstanding thereunder.

4.4                               The execution and delivery of this Amendment do not contravene, result in a breach of, or constitute a default under, any credit agreement, indenture or other contract or agreement to which WCI is a party or by which WCI or any of its property may be bound (nor would such execution and delivery constitute such a default with the passage of time or the giving of notice or both) and do not violate or contravene any law, order, decree, rule, regulation or restriction to which WCI is subject.

5.                                      Effect on Facility Documents.  This Amendment shall be sufficient to serve as an amendment to all of the Facility Documents, as appropriate.  This Amendment supersedes and shall control over any inconsistent provisions of the Facility Documents, or any previous extensions or other amendments of the Facility Documents.  Except as amended in this Amendment, the Facility Documents shall remain in full force and effect as written, and the provisions of the Facility Documents shall remain unaffected, unchanged, and unimpaired.

6.                                      Authorization/Binding Effect.  The person signing this Amendment on behalf of WCI warrants and represents that this Amendment was duly authorized by all individuals or entities whose authorization was required for this Amendment to be effective.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

7.                                      Applicable Law.  This Amendment is to be construed in all respects and enforced according to the laws of the State of New York and applicable federal law.

8.                                      Counterparts.  The parties may execute this Amendment in any number of counterparts, each of which shall be deemed an original instrument but all of which together shall constitute one and the same instrument.

This Amendment is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.,		WCI COMMUNITIES, LLC,
a national banking association		a Delaware corporation

By:	/s/ Eyal Namordi	By:	/s/ Sheila Leith
Name:	Eyal Namordi	Name:	Sheila Leith
Title:	SVP	Title:	Vice President & Treasurer